UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of ChemoCentryx, Inc. (the “Company”) approved cash bonuses to be paid to the executive officers listed below (the “NEOs”) for the 2015 fiscal year and approved and awarded the stock options and restricted stock units listed below to the NEOs under the Company’s 2012 Equity Incentive Award Plan. The exercise price per share of such stock options is $3.57, the closing price per share of the Company’s common stock on March 7, 2016. Twenty-five percent of the total number of shares of common stock subject to each Named Executive Officer’s option will vest on January 1, 2017, and 1/48th of the total number of shares of common stock subject to such option will vest monthly thereafter, subject to such Named Executive Officer’s continued employment or service relationship with the Company on each such vesting date. One third of each of the NEO’s restricted stock unit awards will vest on January 1, 2017, and the remaining two thirds of each of the NEO’s restricted stock unit awards will vest on January 1, 2018 and January 1, 2019, respectively, subject to such NEO’s continued employment or service relationship with the Company on each such vesting date.

The 2015 actual cash bonus payments, stock option grants and restricted stock unit awards are as follows:

Name	Title	2015 Actual Cash Bonus	Stock Options	Restricted Stock Unit Awards
Thomas J. Schall, Ph.D.	President and Chief Executive Officer	$228,580	300,000	100,000
Susan M. Kanaya	Senior Vice President, Finance, Chief Financial Officer and Secretary	$116,368	190,000	60,000
Petrus Bekker, M.D., Ph.D.	Chief Medical Officer	$114,914	110,000	40,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2016	CHEMOCENTRYX, INC.

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary